Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Post-Effective Amendment No. 2 on Form S-3 to Form S-4 Registration Statements (No. 333-220447) of Invitae Corporation of our report dated March 3, 2017, related to our audit of CombiMatrix Corporation’s (the “Company”) consolidated financial statements as of December 31, 2016 and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 which appears in the Current Report on Form 8-K/A of Invitae Corporation filed on January 26, 2018. We also consent to the reference to our Firm under the heading “Experts” in the Post-Effective Amendment No. 2 on Form S-3 to Form S-4 Registration Statement and the related prospectus.

/s/ HASKELL & WHITE LLP

Irvine, California
April 20, 2018